Exhibit (p) 1.95

Code of Ethics

PREAMBLE	3

INTRODUCTION	3

KEY DEFINITIONS	4

GENERAL PROHIBITIONS UNDER THE RULE	4

DISCLOSURE OF PERSONAL SECURITIES TRANSACTIONS	4

CONFLICTS OF INTEREST	7

BUSINESS RELATIONSHIPS	7

CORPORATE OPPORTUNITY	8

INVESTING IN A CLIENT’S BUSINESS	8

ACCEPTING OR OFFERING ITEMS OF VALUE	8

ACTING AS A FIDUCIARY	9

OUTSIDE EMPLOYMENT	9

PURCHASING PROPERTY OWNED BY SCM	10

PERSONAL USE OF SCM RESOURCES	10

EXECUTION OF BINDING LEGAL AGREEMENTS	10

DISHONESTY	10

THEFT	10

CONVICTIONS OF CRIMINAL ACTIVITY	10

ACCURACY/ COMPLETENESS OF FIRM RECORDS	11

AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES	11

PERSONAL CONDUCT	11

PERSONAL FINANCIAL RESPONSIBILITY	11

DRUG / ALCOHOL ABUSE	11

CONFIDENTIALITY	12

PRIVACY OF CLIENTS	12

INSIDER INFORMATION	12

OUTSIDE DIRECTORSHIPS	12

CIVIL/ POLITICAL ACTIVITIES AND CONTRIBUTIONS	13

LOBBYING ACTIVITIES	13

ANTI-TRUST	13

ETHICAL CONCERNS	13

VIOLATIONS OF THE CODE	13

CODE OF ETHICS ACKNOWLEDGEMENT FORM	15

DEFINITIONS	16

DUPLICATE STATEMENT REQUEST LETTER	18

INITIAL/ANNUAL HOLDINGS REPORT	19

QUARTERLY TRANSACTIONS REPORT	20

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Preamble

The Snow Capital Management L.P. (“Firm” or “SCM”) Code of Ethics (“Code”) sets forth standards of professional conduct expected of advisory personnel in order to safeguard material nonpublic information about client transactions, address conflicts of interest that arise from personal trading, and promote compliance with fiduciary standards with regard to their general affiliation with the Firm and Trust for Professional Managers (the “Trust”). SCM is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and The Trust is the sponsor of the Snow Capital Opportunity Fund (the “Fund”) of which the Firm is the investment adviser.

These guidelines are not intended to address every situation. Employees of the Firm as part of their employment are expected to obey all securities laws. The Firm recognizes its need to respond flexibly to dynamic business needs and circumstances. Accordingly, SCM reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice.

This Code of Ethics is not intended to be a contract or legally binding agreement, nor does it promise specific treatment in specific situations. For more information about the Code, please consult the Chief Compliance Officer.

Introduction

Rule 204A-1 under the Advisers Act requires registered investment advisers to adopt codes of ethics, which set forth standards of conduct and require compliance with federal securities laws. The SEC amended the Advisers Act recordkeeping rule to require advisers to keep copies of their codes of ethics and records relating to the code and also amended the client disclosure requirements under Part II of Form ADV to require advisers to describe their codes of ethics to clients and, upon request, to furnish clients with a copy of the code.

Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) requires the Trust, as a registered investment company, to adopt a written code of ethics. Rule 17j-1 also requires investment advisers to the Trust and principal underwriters for (each a “Fund Organization”) the Trust to adopt a written Code of Ethics and to report to the Board of Trustees of the Trust (“the Board”) any material compliance violations. The Board may only approve a Code of Ethics after it has made a determination that the Code of Ethics contains provisions designed to prevent “access persons” (defined in Appendix 1) from engaging in fraud. In addition, certain key “investment personnel” (summarized below and defined in Appendix 1) of a Fund Organization are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”).

SCM’s Code of Ethics applies company-wide. It addresses issues that concern the Firm and applies to all employees. The Code does not attempt to anticipate every ethical dilemma that you might encounter during your career at SCM. Instead, it offers general guidance on certain issues thereby maintaining the Firm’s high ethical standards. SCM expects its employees to exercise prudent judgment in the execution of job responsibilities and to put client interests always ahead of their own personal interests. Employees of the Firm as part of their employment are expected to obey all securities laws and to report any violations of the Code to the Chief Compliance Officer immediately.

If you need additional guidance or have questions about how to interpret the Code, consult your direct supervisor. If your direct supervisor is unavailable, or if, for any reason, you feel uncomfortable discussing questions/concerns with your supervisor, you should speak directly with the Chief Compliance Officer of the Firm.

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Please note that SCM expects you to comply with the letter of the Code and to observe its spirit. Always consider how your actions as a SCM employee will reflect on the Firm as a whole and yourself as a professional.

If an employee acts in a manner contrary to the Code, he or she could be subject to corrective action, which could range from counseling to termination of employment, depending on management’s evaluation of the circumstances. Inadvertent Code violations are considered extremely serious.

Key Definitions

For certain key definitions of capitalized terms used herein, see Appendix 1.

General Prohibitions Under The Rule

The Rule prohibits fraudulent activities by affiliated persons of the Firm, the Trust, or a Fund Organization. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud the Fund or the Firm;

(b)	make any untrue statement of a material fact to the Fund or the Firm or omit to state a material fact necessary in order to make the statements made to the Fund or the Firm, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or the Firm; or

(d)	engage in any manipulative practice with respect to the Fund or the Firm.

Disclosure of Personal Securities Transactions

SCM permits employees to maintain personal securities accounts provided any such personal investing by the advisory employee or any immediate family or household member is consistent with the Firm’s fiduciary duty to its clients. The employee must report all account activity in accordance with Sections 1-4 below. All Access Persons, which includes all employees of the Firm, must provide duplicate statements for all personal securities accounts held personally or by any immediate family or household member if the accounts permit trading in reportable (non-exempt) securities, even if the access person does not currently hold or plan to hold such securities.

Section 1: Access Person Reports

Initial and Annual Holdings Reports

In conjunction with Rule 204A-1 under the Investment Advisers Act of 1940, the Firm’s Code of Ethics requires all employees to submit to the Chief Compliance Officer or a designee the employee’s current securities holdings meeting the following requirements:

Content of Holdings Reports

Each holdings report must contain, at a minimum:

(1)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

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(2)	The name of any broker-dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

(3)	The date the access person submits the report.

Timing of Holdings Reports

Each employee must submit a holdings report:

(1)	No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

(2)

At least once each 12-month period thereafter, at the end of each calendar year. This is report is due no later than the 15th of February and the information must be current as of the 31st of December, no more than 45 days prior to the date the report was submitted.

A template for the initial and annual holdings report is attached as Appendix 3.

Quarterly Transaction Reporting

In conjunction with Rule 204A-1 under the Investment Advisers Act of 1940, the Firm’s Code of Ethics requires quarterly reports of all personal securities transactions by all employees of Snow Capital Management L.P. (SCM). These reports are due no later than 20 days after the close of the calendar quarter.

Employees are excused from submitting transaction reports that would duplicate information contained in trade confirmations or account statements that your brokerage firm or bank sends directly to SCM and/or a third party designated by the Firm, provided we receive those confirmations or statements not later than 20 days after the close of the calendar quarter in which the transaction takes place.

Exceptions from Reporting Requirements

In conjunction with Rule 204A-1, the Firm permits two exceptions to personal securities reporting. No reports are required:

(1)	With respect to transactions effected pursuant to an automatic investment plan.

(2)	With respect to securities held in accounts over which the employee had absolutely no direct or indirect influence or control.*

*	Employees who have so-called “managed” and “discretionary” accounts can in some cases exert influence over them. If you have such an account but do disclose transactions that you may have directly or indirectly influenced, you will be in violation of Rule 204A-1 and the Firm’s Code of Ethics.

Reportable Securities

Employees must submit holdings and transaction reports for “reportable securities” in which the employee has, or acquires, any direct or indirect beneficial ownership. An employee is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the employee’s household. Rule 204A-1 treats all securities as “reportable securities”, with five exceptions:

(1)	Transactions and holdings in direct obligations of the Government of the United States.

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(2)	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

(3)	Shares of money market funds.

(4)	Transactions and holdings in shares of other types of mutual funds, unless SCM acts as the investment adviser or principal underwriter for the fund.*

(5)	Transactions in units of a unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.

*	Please note: Access persons are required to report shares of mutual funds advised by SCM, which would include the Snow Capital Opportunity Fund (SCOF).

A template for the quarterly transactions report is attached as Appendix 4.

Section 2: Compliance with Other Securities Laws

The Code is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. For example, other provisions of Section 17 of the Investment Company Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Access Persons covered by the Code are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by the Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of the Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though the Code does not address specifically these other areas of fiduciary responsibility.

Section 3: Prohibited Trading Practices

(a)	No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

(i)	is being considered for purchase or sale by the Fund; or

(ii)	is in the process of being purchased or sold by the Fund (except that an Access Person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by a Fund Organization).

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(b)	Access persons and their immediate family and household members are prohibited from buying both common and preferred shares of individual stocks and stock options at all times.

(c)	Investment Personnel of the Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering.

(d)	No Access Person may trade ahead of the Fund—a practice known as “frontrunning.”

Section 4: Sanctions

All trades placed by access personnel will be reviewed by the Chief Compliance Officer of the Firm. Any material violation of the Code may result in sanctions that may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a monetary fine; (3) a suspension from employment; and/or (4) termination from employment.

Conflicts of Interest

SCM expects its employees to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its customers. Snow Capital considers a ‘conflict of interest’ to be any situation in which your own interests could interfere with your duties as a SCM employee.

Please remember that the appearance of a conflict of interest is sometimes as damaging to you and the Firm as an actual conflict. Be sure to disclose all potential conflicts of interest to your direct supervisor, including those cases in which you are placed in a conflict of interest inadvertently.

Business Relationships

All business relationships at Snow Capital must be based purely on business considerations, not on the personal interest of Firm employees or their associates. Here are some examples of business relationships that may cause a conflict of interest:

•	A SCM employee holds a significant personal financial interest in a company that conducts business with SCM.

•	A SCM employee holds a significant personal financial interest in a company that directly competes with SCM.

•	A SCM employee is an immediate relative or close friend of someone who stands to directly profit from and/or who holds a financial interest in a company that conducts business with SCM.

•

A SCM employee is involved in any form of personal or business relationship with a client that could directly affect the employee’s ability to make an independent decision in the administration of the client’s business with SCM.

•	A SCM employee engages in business or volunteer work that detracts from his/her ability to effectively and diligently discharge professional obligations.

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If you believe that a potential business relationship would cause a conflict of interest, do not take part in the business decision affected. If you are confident that your business relationship does not present a conflict of interest, but fear that it might appear as such, disclose the relationship to your direct supervisor.

Corporate Opportunity

Employees may not acquire or derive personal gain or profit from any business opportunity or investment that comes to their attention as a result of employment with SCM and in which SCM might reasonably be expected to participate without first disclosing all relevant facts pertaining to the opportunity to your direct supervisor, who in turn must disclose the situation to the Chief Compliance Officer.

Investing in a Client’s Business

Generally, employees may invest in a SCM client’s or vendor’s business if it is a public corporation whose stock is widely held, or if it is a business that is owned by the employee’s family and is closely held. Other business investments are acceptable if they represent less than one percent (1%) of the value of the company’s equity or debt. Investments outside of these guidelines should be discussed with the Chief Compliance Officer to ensure that a conflict is not present. Regardless of the level of ownership you may have in a business, it is important that you remove yourself from any situation in which you could be perceived to have influence over the relationship between the business and SCM.

Accepting or Offering Items of Value

All advisory personnel must endeavor to contemplate and execute business decisions on behalf of SCM with uncompromised objectivity of judgment. When interacting with any person or entity who has business dealings with SCM (including clients, prospective clients, as well as purveyors of investment ideas, business opportunities, products, services and trade execution), advisory persons must conduct all activities in the best interest of SCM and its clients.

Advisory persons should not accept or offer gifts of any value under any circumstances if such gifts:

•	may result in any unnecessary or unwanted publicity of SCM;

•	may be perceived to either unduly influence or place SCM or the gift recipient in a conflict of interest position;

•	may be perceived to obligate SCM or the recipient in any way; or

•	are in the form of cash or cash equivalents.

Advisory persons should not accept or offer a gift in excess of $100 per individual recipient per year where such gift is in relation to any person or entity who has business dealings with SCM. This rule does not apply to items of de minimis value, promotional items of modest value that display the logo of the firm giving the gift or to holiday gifts that SCM as a company may give to or receive from clients or business partners.

Advisory persons may accept or offer a business entertainment event, such as occasional dinners, theater or sporting events, under the following circumstances:

•	the person or entity providing the entertainment is present;

•	the purpose is to hold bona fide business discussions or to foster better relations;

•	the event is of reasonable, not excessive, value;

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•	the event is considered a customary and commonly accepted business courtesy; and

•	the entertainment event is offered and accepted without an express or implied understanding that the recipient is in any way obligated by the acceptance of the gift.

Advisory persons who are not designated to conduct business development activities on behalf of SCM must receive pre-approval to accept or offer business entertainment and gifts at any value. Advisory persons who are designated to conduct business development activities on behalf of SCM are not required to receive approval prior to accepting or offering a business entertainment event, as long as such event meets the above criteria. Gifts given or received by advisory persons designated to conduct business development activities do not require prior approval if they are valued at $100 or less each.

Please see the SCM Compliance Manual for additional guidelines on accepting or offering items of value.

Acting as a Fiduciary

A “fiduciary” is a person to whom property or authority is given for the benefit of a third party. Acting as a trustee, executor of an estate, or legal guardian are common examples of a fiduciary relationship. SCM generally discourages you from acting as a fiduciary because fiduciary duties:

1)	can consume much of your time;

2)	might compete directly with similar services offered by SCM; and

3)	might put you in a conflict of interest situation.

SCM may allow you or your immediate family member to act as a fiduciary if the following conditions are met:

1)	The fiduciary relationship is with a member of your immediate family or with a close friend whose friendship is independent of any business with SCM.

2)	You have not manipulated a client to enter a fiduciary relationship involving the customer (particularly with respect to bequests under wills or grants under trusts).

3)	You do not use any SCM resources in your capacity as fiduciary.

You must receive written approval from the Chief Compliance Officer of the Firm before you accept an appointment as a fiduciary, except when your fiduciary relationship is with an immediate family member or close friend whose friendship is independent of any business relationship with SCM.

Outside Employment

SCM generally discourages its employees from holding a second job, but outside employment may be permitted in some cases. The Firm does not allow employees to engage in outside work that:

•	detracts from your ability to discharge your responsibilities to SCM;

•	adversely affects the quality of your work for SCM;

•	competes with SCM;

•	requires the use of Snow capital resources or facilities;

•	affirms / implies that SCM endorses or sponsors your outside interest;

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•	damages SCM’s reputation;

•	creates a conflict of interest.

Before you accept outside employment, you should discuss the concerns listed above with the Chief Compliance Officer.

Purchasing Property owned by SCM

SCM does not allow you or members of your immediate family to purchase or dispose of SCM-owned property unless:

1)	it is offered to employees by the Firm;

2)	it is collateral or other property that has been repossessed by the Firm and offered at public sale or auction; or

3)	the court that has jurisdiction has approved the purchase or sale.

Personal Use of SCM Resources

Personal use of SCM resources is prohibited except where documented approval is granted by the Chief Compliance Officer.

Execution of Binding Legal Agreements

Employees other than the Chief Investment Officer of the Firm or his designee are prohibited from entering into or executing legal agreements on behalf of the Firm.

Dishonesty

The Firm expects its employees to do their jobs with honesty and integrity. Acts of dishonesty may result in the Firm terminating the offender’s employment without severance pay. Such decisions are made on a case-by-case basis dependent on facts and circumstances.

SCM may conduct a security investigation for new employees who accept jobs that carry high security risk. SCM determines which jobs carry high risks and how thorough each investigation will be. The Firm may seek the assistance of outside counsel or law enforcement agencies for investigative activities.

Theft

SCM considers a person guilty of theft if it determines that the employee misappropriated property, financial assets, information and/or intellectual property belonging to the Firm, its clients, or other employees. All such thefts must be reported to the appropriate regulatory agency and law enforcement officials, regardless of the dollar amount involved.

Convictions of Criminal Activity

SCM may dismiss employees who are convicted of certain criminal activities. If an employee is arrested or is under investigation for charges involving dishonesty, breach of trust, or money laundering, SCM may suspend the person without pay until an investigation is completed.

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Accuracy / Completeness of Firm Records

SCM employees must maintain complete and accurate records of their work. Employees may not structure accounts or other corporate records so as to avoid reporting or signing authority requirements, nor may they misrepresent a transaction to make it appear more beneficial to the Firm than it really is. SCM considers removing from Firm premises, falsifying or misrepresenting Firm accounts and records to be the equivalent of fraud.

Awareness of Illegal or Harmful Activities

Whenever you believe that a co-worker has committed an illegal or dishonest act or an act that causes harm to people or property, you have to report it to your direct supervisor or the Chief Compliance Officer of the Firm immediately. Information you provide will be held in the strictest confidence. An employee who knows of an illegal, harmful, or dishonest act but does not report it may be considered an accessory or an abettor. There will be no retaliation from SCM or any of its employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another SCM employee.

Personal Conduct

SCM is committed to maintaining a diverse work environment where all employees can work together comfortably and productively. We expect all employees to treat each other with respect. Our employees are entitled to a workplace free from any form of discrimination or harassment, including sexual harassment.

The Firm prohibits discrimination against any of its employees, clients, independent contractors or vendors, and particularly if the conduct is based on an individual’s race, religion, sex, age, national origin, ancestry, marital status, sexual orientation, physical or mental disability, or any other characteristic protected by law.

While certain conduct is deemed prohibited by the Firm, it also may be a violation of federal and state anti-discrimination laws. The Firm prohibits such behavior even if it is not so severe that it would be considered illegal under the law. Harassing conduct is prohibited even if the offending employee did not intend to offend or believed his or her comments or conduct was welcome.

Personal Financial Responsibility

The nature of SCM’s business requires a scrupulous regard for high standards of conduct and personal integrity. These high standards are essential if the Firm is to merit the confidence of its clients and the public. As an element of personal integrity, the Firm expects you to maintain your personal finances in such a way that they do not reflect poorly on the Firm’s reputation or create the appearance of financial impropriety on your part.

Drug / Alcohol Abuse

SCM strives to provide a drug-free work environment for its employees. You are not allowed to possess or use illegal drugs at the workplace or come to work under the influence of any substance, including alcohol, which impairs your abilities. If you are on prescription medication, check with your pharmacist or physician before coming to work.

Other than at appropriate Firm-sponsored events, you are not allowed to use alcohol in the workplace.

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Confidentiality

Employees are entrusted with and have access to equipment, systems, information and/or intellectual property related to SCM’s business and its clients, all of which are highly valuable assets of the Firm. Examples of items that must be treated as confidential include, but are not limited to: business systems; access to systems; information about clients, vendors, and employment relationships; products; research and development material; client accounts (including employee accounts); policies and procedures; and corporate decisions and future business plans.

We consider all information about our business and clients that is not generally known to the public or to our competitors to be confidential and trade secrets (“confidential information”). This confidential information is a valuable asset of the Firm, and protection of this asset is important to maintaining our competitive position in the investment advisory community. It is the responsibility of each employee to maintain the confidentiality of all such information both during and after employment.

When in doubt as to the confidentiality or proprietary nature of resources or to report a privacy incident, where non-public information is handled in an unsecured manner, or shared, intentionally or unintentionally, with an unauthorized party, employees should consult the Chief Compliance Officer.

Privacy of Clients

Clients in this information era are understandably concerned about the way their personal information is handled, and in financial matters the subject is even more sensitive. You must maintain confidentiality when sharing clients’ personal financial information within SCM or with contracted outside service providers or vendors.

To protect the privacy of our clients, you should read and understand the Firm’s privacy policy. It explains the safeguarding, collecting, and sharing of clients’ nonpublic personal information, and the circumstances under which we may use and share this information.

Whenever possible, employees must verify the authority / identity of those seeking access to confidential non-public information about the Firm and/or its clients.

Insider Information

In the course of your work, you might have access to information about SCM, its employees, its clients, or the companies with which it does business or invests that could influence an investor’s decisions. You are not allowed to disclose such “material inside information” until it has been disclosed to the public. Until it is made public, you may not use inside information for personal gain, nor may you “tip” others to make investments based on the information. You should be very careful when investing in or discussing the Firm, its clients, or the companies with which it does business so that your activities won’t be perceived as insider trading or facilitating the insider trading activities of others. The penalties for insider trading can include imprisonment and/or fines.

Outside Directorships

You may not serve as a director of a public or private business without prior written approval of the Chief Compliance Officer. You also need prior written approval to serve as paid director for a not-for-profit organization (e.g., homeowner’s association,

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church board, community group, or charitable foundation). However, you need no permission to serve as an unpaid director of a not-for-profit organization. Before you agree to serve in any outside directorship, make sure that the position does not invite a conflict of interest, detract from your professional performance, or reflect negatively on the business activities or reputation of SCM.

Civil / Political Activities and Contributions

SCM encourages you to exercise your responsibility to vote and take an active interest in the issues of your community. You should remember, however, that your own civic and political activities and contributions represent your own views, not those of the Firm. You should not display political symbols, distribute political literature, gather signatures on a petition, or otherwise engage in political activity at SCM facilities or functions. You should not use envelopes or stationery printed with the Firm’s name or address for your political correspondence.

You are certainly allowed to make contributions to any political candidate or party you choose. However, you are not to make any donation or present any personal gift in the name of SCM. You should also ensure that the recipient of the contribution does not think that your contribution represents an endorsement from SCM.

Lobbying Activities

Employees may not undertake activities designed to influence the decisions or actions of government officials in a manner that would require them or the Firm to register as a lobbyist, or employer of a lobbyist, without the prior written authorization of the Chief Compliance Officer. Due to the complexities associated with lobbying, you should seek guidance and approval whenever you have the slightest doubt about whether your conduct could require registration or reporting as a lobbyist.

Anti-trust

Employees must avoid any form of agreement or understanding with employees of competing investment advisory firms. The Firm discourages discussions about SCM’s products, services, fees, and business plans because such discussions could be construed in certain circumstances to be agreements or conspiracies to fix or establish prices, or otherwise restrain competition in violation of state and federal anti-trust laws. Such discussions may also contravene other Firm policies, such as the policy against disclosure of proprietary information.

Ethical Concerns

You should first discuss issues or concerns related to the Code with your direct supervisor. If your supervisor is unavailable, or if, for any reason, you feel uncomfortable discussing conduct-related issues them with your supervisor, you should speak directly with either the Chief Compliance Officer or the Chief Operating Officer. If you are a supervisor, all issues or concerns related to the Code as it pertains to the advisory persons that you supervise should be immediately reported to either the Chief Compliance Officer or the Chief Operating Officer.

Violations of the Code

Violations of SCM’s Code of Ethics may include, but are not limited to, failure to seek pre-approval for gifts, entertainment and personal securities trades, or a failure to provide duplicate statements for personal securities accounts in a timely manner. For violations of the Code, there are three levels of reprimand:

1.)	The first violation – verbal warning

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2.)	The second violation – written reprimand and possible monetary fine

3.)	The third violation – monetary fine or other response up to and including termination of employment

The preceding steps are meant to serve as a guideline for the Firm’s employees. Notwithstanding the above, SCM reserves the right to address Code violations in the best interests of the Firm regardless of the number of violations and consequently may impose sanctions as severe as fines and employment termination or give no reprimand other than a written warning.

Monetary fines will be contributed to charity. If the violations are related to a failure to report personal securities accounts, seek pre-approvals for trades, or provide duplicate brokerage statements, the advisory person may be suspended from personal trading after the third violation. All violations of the Code will be documented and will remain in both Compliance and Human Resources files.

Thank you for your commitment to upholding the Firm’s principles and ethical standards.

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Code of Ethics Acknowledgement Form

ACKNOWLEDGED AND AGREED*:

I have read and I understand the terms of the Snow Capital Management L.P. Code of Ethics.

By:
Name:
Title:

Snow Capital Management L.P.

Date:

*	This Acknowledgement is to be signed at the commencement of your employment with Snow Capital Management L.P. and each time a new version of the Code of Ethics is issued.

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APPENDIX 1

Definitions

Access Person*

(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser; (ii) any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund; and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

*	At SCM, all employees are considered to be access persons.

Advisory Person

(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

Control

The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Security

Includes any Security (see below) but does not include (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds.

Fund

A series of the Trust.

Immediate Family Member

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship).

Initial Public Offering (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Snow Capital Management L.P.	Page 16	Revised August 2009

Investment Personnel

(i) any employee of the Trust, a Fund or investment adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of security by the Fund; and (ii) any natural person who controls the Trust, a Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

Limited Offering

An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase Or Sale Of A Covered Security

Includes, among other things, the writing of an option to purchase or sell a Covered Security.

Reportable Fund

Includes, for a particular Access Person, any registered investment company, including a Fund, for which the investment adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

Security

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, shares of exchange- traded funds (“ETFs”), investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security Held or to be Acquired by The Fund

(i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraphs (a) or (b) above.

Snow Capital Management L.P.	Page 17	Revised August 2009

APPENDIX 2

Duplicate Statement Request Letter

[Date]

Attn: Compliance Department

[Name of Broker/Dealer]

[Street Address]

[City, State, Zip Code]

To Whom It May Concern:

Snow Capital Management L.P. is a registered investment adviser serving high net worth and institutional clients nationally. [First Name, Last Name] is an employee with our firm and as such is subject to our compliance policies. It is our policy that we require our employees to provide duplicate monthly statements to our Chief Compliance Officer on a monthly basis. By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:

Chief Compliance Officer
Snow Capital Management L.P.
2100 Georgetowne Drive
Suite 400
Sewickley, PA 15143

Should you have any questions, please contact the undersigned at 724-934-5800.

Very truly yours,

Signature of CCO:

Chief Compliance Officer

AUTHORIZATION:

I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:

Name:

SSN:

Account Number:

Snow Capital Management L.P.	Page 18	Revised August 2009

APPENDIX 3

Initial/Annual Holdings Report

To be completed within 10 days of becoming an Access Person; must be current within 45 days of the report.

Date:

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS

1. HOLDINGS

Name and Type of Covered Security and/or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2. BROKERAGE ACCOUNTS

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

REVIEWED:
(Signature of Chief Compliance Officer)

DATE:

Snow Capital Management L.P.	Page 19	Revised August 2009

APPENDIX 4

Quarterly Transactions Report

Date:

NOTE: IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR

BROKERAGE STATEMENTS

1. TRANSACTIONS

Name and Type of Covered Security and/or Reportable Fund	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2. BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

REVIEWED:
(Signature of Chief Compliance Officer)

DATE:

This report is due no later than 20 days after the close of the calendar quarter.

Snow Capital Management L.P.	Page 20	Revised August 2009